Exhibit 4.8
COMSTOCK RESOURCES, INC.,
COMSTOCK AIR MANAGEMENT, LLC
GUARANTORS
NAMED HEREIN
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
Trustee

FIFTH SUPPLEMENTAL INDENTURE
dated as of April 30, 2010
to
INDENTURE
dated as of February 25, 2004

 6-7/8% Senior Notes due 2012

     THIS FIFTH SUPPLEMENTAL INDENTURE dated as of April 30, 2010 (as originally executed and as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, this “Fifth Supplemental Indenture”), is among COMSTOCK RESOURCES, INC., a Nevada corporation (hereinafter called the “Company”), COMSTOCK AIR MANAGEMENT, LLC, a Nevada limited liability company (the “New Subsidiary”), the GUARANTORS (as defined in the Indenture) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as successor in interest to THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee (hereinafter called the “Trustee”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Indenture (as defined below).
RECITALS OF THE COMPANY
     WHEREAS, the Company, the Guarantors and the Trustee entered into an Indenture dated as of February 25, 2004 (the “Original Indenture”), as the same was amended and supplemented by that certain First Supplemental Indenture dated as of February 25, 2004 (the “First Supplemental Indenture”), and by that certain Second Supplemental Indenture dated as of March 11, 2004 (the “Second Supplemental Indenture”), and by that certain Third Supplemental Indenture dated July 16, 2004 (the “Third Supplemental Indenture”) and by that certain Fourth Supplemental Indenture dated May 20, 2005 (the “Fourth Supplemental Indenture,” and together with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time, and the establishment of the terms of, the Company’s 6-7/8% Senior Notes due 2012;
     WHEREAS, the Company formed the New Subsidiary pursuant to Articles of Organization filed in the Office of the Secretary of State of Nevada on March 2, 2010 and an Operating Agreement entered into as of March 3, 2010 (“Original Agreement”);
     WHEREAS, the Company admitted M. Jay Allison and Roland O. Burns as members of the New Subsidiary (the “Members”), effective as of April 26, 2010, and the Members amended and restated the Original Agreement in its entirety (the “A&R Operating Agreement”);
     WHEREAS, the business of the New Subsidiary is (i) to acquire the aircraft described on Exhibit A attached to the A&R Operating Agreement (the “Aircraft”), own, lease, finance, sell or otherwise dispose of the Aircraft, and (ii) to do any and all acts or things incidental to carry on the business of the New Subsidiary as set forth in clause (i) above;
     WHEREAS, the Indenture provides that any Subsidiary may be designated an Unrestricted Subsidiary by the Board of Directors; and
     WHEREAS, the New Subsidiary satisfies all of the requirements of the definition of “Unrestricted Subsidiary” as provided in the First Supplemental Indenture.
     NOW, THEREFORE, for the purposes stated herein and for and in consideration of the premises and covenants contained in the Indenture and in this Fifth Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:
ARTICLE I
     Section 1.1 Designation of Unrestricted Subsidiary. From the date of this Fifth Supplemental Indenture, the New Subsidiary is hereby designated an “Unrestricted Subsidiary” and accordingly shall have no obligations under the Indenture, as permitted by the terms and conditions set forth in the definition of “Unrestricted Subsidiary” in the First Supplemental Indenture.
ARTICLE II
     Section 2.1 Ratification of Indenture. As supplemented by this Fifth Supplemental Indenture, the Indenture is in all respects ratified and confirmed, and the Indenture as supplemented by this Fifth Supplemental Indenture shall be read, taken and construed as one and the same instrument.
     Section 2.2 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Fifth Supplemental Indenture by any provision of the Trust Indenture Act, such required provisions shall control.
     Section 2.3 Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
     Section 2.4 Governing Law. This Fifth Supplemental Indenture and the Guarantees contained herein shall be governed by, and construed and enforced in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.
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     IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the day and year first above written.

COMPANY: COMSTOCK RESOURCES, INC.
By:	/s/ ROLAND O. BURNS
Roland O. Burns
Senior Vice President, Chief Financial Officer, Secretary and Treasurer

GUARANTORS: COMSTOCK OIL & GAS, LP
By:	/s/ ROLAND O. BURNS
Roland O. Burns
Senior Vice President, Chief Financial Officer,
Secretary and Treasurer of Comstock Resources,
Inc., a Nevada corporation, acting in its
capacity as the sole member of Comstock Oil & Gas GP, LLC, a Nevada limited liability company, and as the sole member of such entity, acting on behalf of such entity in such entity’s capacity as the sole general partner of Comstock Oil & Gas, LP, a Nevada limited partnership

COMSTOCK OIL & GAS HOLDINGS, INC.
By:	/s/ ROLAND O. BURNS
Roland O. Burns
Senior Vice President, Chief Financial Officer, Secretary and Treasurer

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COMSTOCK OIL & GAS-LOUISIANA, LLC
By:	/s/ ROLAND O. BURNS
Roland O. Burns
Manager, Senior Vice President, Chief Financial Officer, Secretary and Treasurer

COMSTOCK OIL & GAS GP, LLC
By:	/s/ ROLAND O. BURNS
Roland O. Burns
Senior Vice President, Chief Financial
Officer, Secretary and Treasurer of Comstock
Resources, Inc., a Nevada corporation, acting on
behalf of such entity in its capacity as the sole
member of Comstock Oil & Gas GP, LLC

COMSTOCK OIL & GAS INVESTMENTS, LLC
By:	/s/ ROLAND O. BURNS
Roland O. Burns
Manager

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UNRESTRICTED SUBSIDIARY: COMSTOCK AIR MANAGEMENT, LLC
By:	/s/ ROLAND O. BURNS
Roland O. Burns
Manager

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TRUSTEE: THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
By:	/s/ JULIE HOFFMAN-RAMOS
	Name:	Julie Hoffman-Ramos
	Title:	Senior Associate